Filed pursuant to Rule 424(b)(3)

Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED MARCH 16, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED SEPTEMBER 1, 2011

This Supplement contains performance information for February 2012 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units

Performance Update | February 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	2.23%	1.49%	-9.14%	2.35%	-5.59%	-3.66%
S&P 500 Total Return Index [2]	4.32%	9.00%	5.12%	13.51%	25.56%	16.37%
S&P Goldman Sachs Commodity Index [3]	6.06%	8.43%	0.23%	9.62%	15.74%	4.37%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In February, markets were driven by continued monetary stimulus from central banks around the world. The European Central Bank extended an additional €529B (approximately $700B) in low interest 3-year loans to 800 of the region's banks in the second round of its Long Term Refinancing Operation to shore up the balance sheets of the financial sector in Europe. Since December, the ECB has made over €1 Trillion (approximately $1.3 Trillion) in loans to Europe's banking sector. Elsewhere, the Bank of Japan and the Bank of England implemented new rounds of quantitative easing in their respective markets. These actions encouraged a greater risk appetite among investors, driving up global equity indices. Meanwhile, the US saw an improvement in labor market data, prompting a rise in US bond yields. In the Middle East, the threat of oil supply disruptions from rising tensions over Iran's nuclear program led to a rally in energy prices, with Brent crude prices exceeding $125 per barrel.

The Fund's largest gains came from its long positions in global equity indices and energy. However, long positions in the fixed income sector caused losses as bonds in the US and Australia sold off. There was also a modest decline in currencies, as depreciation of the Japanese yen hurt the Fund's long positions. Overall, the Fund enjoyed a gain for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | February 2012

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%											1.49%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units

Performance Update | February 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	2.36%	1.76%	-7.64%	4.00%	-4.07%	-0.34%
S&P 500 Total Return Index [2]	4.32%	9.00%	5.12%	13.51%	25.56%	13.37%
S&P Goldman Sachs Commodity Index [3]	6.06%	8.43%	0.23%	9.62%	15.74%	-0.65%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In February, markets were driven by continued monetary stimulus from central banks around the world. The European Central Bank extended an additional €529B (approximately $700B) in low interest 3-year loans to 800 of the region's banks in the second round of its Long Term Refinancing Operation to shore up the balance sheets of the financial sector in Europe. Since December, the ECB has made over €1 Trillion (approximately $1.3 Trillion) in loans to Europe's banking sector. Elsewhere, the Bank of Japan and the Bank of England implemented new rounds of quantitative easing in their respective markets. These actions encouraged a greater risk appetite among investors, driving up global equity indices. Meanwhile, the US saw an improvement in labor market data, prompting a rise in US bond yields. In the Middle East, the threat of oil supply disruptions from rising tensions over Iran's nuclear program led to a rally in energy prices, with Brent crude prices exceeding $125 per barrel.

The Fund's largest gains came from its long positions in global equity indices and energy. However, long positions in the fixed income sector caused losses as bonds in the US and Australia sold off. There was also a modest decline in currencies, as depreciation of the Japanese yen hurt the Fund's long positions. Overall, the Fund enjoyed a gain for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | February 2012

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%											1.76%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | February 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
Seneca Global Fund I Units [1]	2.41%	1.86%	-7.11%	4.61%	-3.46%	3.97%
S&P 500 Total Return Index [2]	4.32%	9.00%	5.12%	13.51%	25.56%	4.11%
S&P Goldman Sachs Commodity Index [3]	6.06%	8.43%	0.23%	9.62%	15.74%	-12.96%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In February, markets were driven by continued monetary stimulus from central banks around the world. The European Central Bank extended an additional €529B (approximately $700B) in low interest 3-year loans to 800 of the region's banks in the second round of its Long Term Refinancing Operation to shore up the balance sheets of the financial sector in Europe. Since December, the ECB has made over €1 Trillion (approximately $1.3 Trillion) in loans to Europe's banking sector. Elsewhere, the Bank of Japan and the Bank of England implemented new rounds of quantitative easing in their respective markets. These actions encouraged a greater risk appetite among investors, driving up global equity indices. Meanwhile, the US saw an improvement in labor market data, prompting a rise in US bond yields. In the Middle East, the threat of oil supply disruptions from rising tensions over Iran's nuclear program led to a rally in energy prices, with Brent crude prices exceeding $125 per barrel.

The Fund's largest gains came from its long positions in global equity indices and energy. However, long positions in the fixed income sector caused losses as bonds in the US and Australia sold off. There was also a modest decline in currencies, as depreciation of the Japanese yen hurt the Fund's long positions. Overall, the Fund enjoyed a gain for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | February 2012

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%											1.86%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com